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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 for the Dividend Reinvestment and Share Purchase Plan of American Industrial Properties REIT of our reports: (i) dated March 11, 1998 with respect to the Consolidated Financial Statements of American Industrial Properties REIT as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997;
(ii) dated September 16, 1997 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Merit Texas Properties Portfolio for the year ended December 31, 1996; (iii) dated March 4, 1998 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Skyway and Central Park Industrial Properties for the year ended December 31, 1996; (iv) dated January 15, 1998 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Inverness Industrial Property for the year ended December 31, 1996; (v) dated February 28, 1998 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Avion Industrial Property for the year ended December 31, 1996; and (vi) dated February 13, 1998 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Spring Valley #6 Industrial Property for the years ended December 31, 1997 and 1996.




                                        /s/ Ernst & Young LLP
                                        Ernst & Young LLP

Dallas, Texas
March 20, 1998